Exhibit 10.9
Vital Health Technologies, Inc.
Form 10-KSB
File No. 000-15243

         Agreement, Project Description and Compensation
     1. Mark Ungs will be appointed as an advisor to Vital Health Technologies, Inc. and will receive a warrant convertible into 5,000 shares of Vital Health Technologies, Inc. common stock at a price of 5 cents ($.05) per share. The shares are available for immediate conversion and have a 5 - year duration.

     2. The term of service as an advisor will be 12 months from date of agreement.

     3. As an advisor, Mark Ungs will provide the company with recommendations and guidance for the company to move forward in the development of it's core technology (variance cardiography).

     4. Advisor's main focus will be to assist the company in formulating relationships with other medical device companies for the purpose of strategic partnerships, licensing agreements, joint ventures, investment, acquisitions etc.

     5. In the event an agreement is finalized with any company whom Mark Ungs has had involvement in the formulation of, he shall be entitled to compensation as follows:

     5% of the value of the agreement (cash, stock, royalty, etc.) up to the 1st $1,000,000.
     4% of the value of the agreement for the 2nd $1,000,000. 3% of the value of the agreement for the 3rd $1,000,000. 2% of the value of the agreement for the 4"' $ 1,000,000. 1% of the value of the agreement for any amount exceeding $4,000,000 but less than $ 10,000,000
     2% of the value of the agreement for any amount exceeding
     $10,000,000

This agreement has been reviewed and accepted this 31st day of October 2000.

/s/Mark Ungs
Mark Ungs

/s/William Kieger
William Kieger
Vital Health Technologies, Inc.


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